Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2006, accompanying the consolidated financial statements of AccessMedia Networks, Inc. for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report on Form 8-K/A of Broadcaster, Inc. (formerly International Microcomputer Software, Inc.), effective June 1, 2006, File No. 0-15949.

Choi, Kim & Park, LLP

Los Angeles, CA
August 14, 2006